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                                                                     EXHIBIT 5.1

                           MORGAN, LEWIS & BOCKIUS LLP
                               1701 Market Street
                        Philadelphia, Pennsylvania 19103


May 6, 1999


CMAC Investment Corporation
1601 Market Street
Philadelphia, PA 19103

Ladies and Gentlemen:

We have acted as counsel to CMAC Investment Corporation, a Delaware corporation (the "Company"), in connection with the registration of up to 14,444,600 shares (the "Shares") of its Common Stock, par value $0.001 per share (the "Common Stock"), on a registration statement on Form S-4 (the "Registration Statement") filed pursuant to the Securities Act of 1933, as amended (the "Act").

We have examined the Registration Statement and such corporate records, documents, statutes and decisions as we have deemed relevant in rendering this opinion.

Based on the foregoing, it is our opinion that the Shares will be, when issued in the manner and for the consideration contemplated in the Registration Statement, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP